EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Ray Davis President/CEO Umpqua Holdings Corporation 503-727-4101 raydavis@umpquabank.com	Ron Farnsworth EVP/Chief Financial Officer Umpqua Holdings Corporation 503-727-4108 ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS FOURTH QUARTER & FULL YEAR 2012 RESULTS

Fourth quarter 2012 operating earnings (1) of $0.26 per diluted share, a 37% increase over same period prior year

Full year 2012 operating earnings of $0.93 per diluted share, a 41% increase over prior year

Total tax equivalent revenue increased 10% over prior quarter to $151 million

Organic non-covered loans and leases growth of $186 million, or 3%, over prior quarter, 9% for year

Non-covered, non-performing assets decreased 30% year-over-year to 0.75% of total assets

Fourth quarter 2012 mortgage banking revenue of $31.1 million, up 28% from prior quarter

Completed acquisition of Circle Bancorp, expanding our presence in the California Greater Bay market

PORTLAND, Ore. – January 24, 2013 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc., today announced fourth quarter 2012 net earnings available to common shareholders of $27.8 million, or $0.25 per diluted common share, compared to net earnings available to common shareholders of $25.0 million, or $0.22 per diluted common share for the third quarter of 2012, and $21.3 million, or $0.19 per diluted common share, for the same period in the prior year. For the full year 2012, the Company reported net earnings available to common shareholders of $101.2 million, or $0.90 per diluted common share, compared to net earnings available to common shareholders of $74.1 million, or $0.65 per diluted common share for the prior year.

Operating earnings, defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax; bargain purchase gains on acquisitions, net of tax; merger related expenses, net of tax; and goodwill impairment, were $29.3 million, or $0.26 per diluted common share for the fourth quarter of 2012, compared to operating earnings of $25.4 million, or $0.23 per diluted common share for the third quarter of 2012, and $21.6 million, or $0.19 per diluted common share, for the same period in the prior year. For the full year 2012, the Company is reporting operating earnings of $103.9 million, or $0.93 per diluted common share, compared to operating earnings of $75.7 million, or $0.66 per diluted common share for the prior year.

Significant financial statement items for the fourth quarter of 2012 include:

•	Non-covered loans and leases grew $186 million and total non-covered loan commitments increased $266 million, excluding the amounts acquired through the Circle Bancorp acquisition;
•	Mortgage banking revenue of $31.1 million on closed loan volume of $685 million;
•	Total quarterly tax equivalent revenue of $151 million, an increase of 10% over the prior quarter;
•	Adjusted net interest margin (1) of 3.72%;

(1) Operating earnings and adjusted net interest margin are considered “non-GAAP” financial measures. More information regarding these measurements and a reconciliation to the comparable GAAP measurements are provided under the heading Non-GAAP Financial Measures below. In previous earnings releases and periodic reports, we referred to adjusted net interest margin as core net interest margin.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

•	Completed the acquisition of Circle Bancorp, systems conversion to be completed in the first quarter of 2013;
•	Non-covered, non-performing assets continue to decline, down to 0.75% of total assets, the lowest level since the second quarter of 2007;
•	Provision for non-covered loan and lease losses of $4.9 million and non-covered net charge-offs of $4.3 million, the difference resulting from growth in non-covered loans during the period;
•	The cost of interest bearing deposits declined 6 basis points on a sequential quarter basis to 0.37%;
•	Debt Capital Markets revenue of $2.9 million;
•	Tangible common equity ratio of 9.35%; and
•	Total risk-based capital of 16.19%, and Tier 1 common to risk weighted asset ratio of 12.25%.

Highlights for the full year of 2012 include:

•	Organic non-covered loans and leases growth of $546 million, or 9%, and total non-covered loan commitments increased $740 million;
•	Commercial Banking loan production of $1.57 billion, a 14% increase over prior year;
•	Provision for non-covered loan losses declined 53% year over year to $21.8 million;
•	Net non-covered charge-offs declined 47% year over year to $29.4 million;
•	Non-covered non-performing assets declined 30%, to 0.75% of total assets;
•	Mortgage banking revenue of $84.2 million on closed loan volume of $2.2 billion;
•	Total annual tax equivalent revenue of $551 million, an increase of 6% year over year;
•	Net interest margin declined 17 basis points to 4.02% and adjusted net interest margin (1) declined 9 basis points to 3.86% over prior year.

“Excellent loan growth, record revenue totals and continued credit quality improvements highlight this quarter’s performance,” said Ray Davis, president and CEO of Umpqua Holdings Corporation.  “As we enter 2013, we remain focused on delivering shareholder value through continued loan growth, diversification of our revenue streams in light of the low interest rate environment, and deployment of excess capital.”

Acquisition of Circle Bancorp

The Company completed its acquisition of Circle Bancorp on November 14, 2012. The aggregate deal value was approximately $24.9 million and paid with cash. After purchase accounting fair value adjustments, Umpqua Bank acquired assets totaling $318 million, including $247 million of loans and $250 million of deposits. In connection with this acquisition the Company recorded $12.5 million in goodwill. With this acquisition, Umpqua Bank added six store locations in the California Greater Bay market.

As expected, the acquisition of Circle has been immediately accretive to operating earnings per share. Circle contributed operating earnings of approximately $0.8 million from acquisition to year-end. We expect to integrate the systems and to complete the rebranding of the acquired banking locations to Umpqua standards in the first quarter of 2013.

Please refer to table 6 on page 28 of this release for additional information related to the fair values of assets acquired and liabilities assumed from the Circle acquisition.

Asset quality – Non-covered loan portfolio

Non-covered, non-performing assets were $88.1 million, or 0.75% of total assets, as of December 31, 2012, compared to $99.6 million, or 0.86% of total assets as of September 30, 2012, and $125.6 million, or 1.09% of total assets as of December 31, 2011. Of this amount, as of December 31, 2012, $66.7 million represented non-accrual loans, $4.2 million represented loans past due greater than 90 days and still accruing interest, and $17.1 million was other real estate owned (“OREO”).

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Non-covered, classified assets were $358.9 million as of December 31, 2012, compared to $348.8 million as of September 30, 2012, and $403.8 million as of December 31, 2011. Total non-covered, classified assets have increased 3% since the prior quarter, largely due to classified balances acquired from Circle Bancorp, and have declined 11% since the same period of the prior year. Classified assets include non-performing assets, as well as performing assets rated substandard or worse.

The Company has aggressively charged-down impaired assets to their disposition values, and the assets are expected to be resolved at those levels, absent further declines in market prices. As of December 31, 2012, the non-covered, non-performing assets of $88.1 million have been written down by 29%, or $36.7 million, from their current par balance of $124.8 million.

The provision for non-covered loan losses for the fourth quarter of 2012 was $4.9 million, representing a 31% decrease from the prior quarter, and a 26% decrease from the same period of the prior year. The decrease in provision expense as compared to the prior periods reflects the continued improvement and stabilization of credit quality, including less net charge-offs and the decline of classified and non-performing loans, partially offset by non-covered loan growth.

The allowance for non-covered credit losses decreased to 1.30% of non-covered loans and leases at December 31, 2012, as compared to 1.40% of total non-covered loans and leases as of September 30, 2012 and 1.59% of total non-covered loans and leases as of December 31, 2011. The allowance for non-covered credit losses increased in absolute dollar value to $86.6 million, but declined as a percentage of non-covered loans and leases outstanding to 1.30%. Approximately 5 basis points of the decline this quarter related to the improved credit quality of the loan portfolio and unfunded loan commitments, and the other 5 basis points related to the loans acquired from Circle Bancorp, which were fair valued at date of acquisition with no allowance carried over. The annualized net charge-off rate for the fourth quarter of 2012 was 0.26%. The allowance for non-covered credit losses includes the allowance for non-covered loan and lease losses and the allowance for non-covered unfunded loan commitments.

Non-covered loans past due 30 to 89 days were $23.8 million, or 0.36% of non-covered loans and leases as of December 31, 2012, a decline of 17% from $28.5 million, or 0.46% of non-covered loans and leases as of September 30, 2012, and a decline of 32% from $35.2 million, or 0.60% of non-covered loans and leases as of December 31, 2011.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

The following table recaps the Company’s credit quality trends since the second quarter of 2007, as it relates to the non-covered loan portfolio:

Credit quality trends – Non-covered loans

(Dollars in thousands)
			Allowance for
			non-covered	Non-covered	Non-covered,
	Provision for	Non-covered	credit losses	loans	non-performing
	non-covered	net	to non-covered	30-89 days	assets to
	loan losses	charge-offs	loans %	past due %	total assets %
Q2 2007	$ 3,413	$ 31	1.17%	0.56%	0.59%
Q3 2007	20,420	865	1.47%	0.99%	0.96%
Q4 2007	17,814	21,188	1.42%	0.64%	1.18%
Q1 2008	15,132	13,476	1.45%	1.13%	1.06%
Q2 2008	25,137	37,976	1.22%	0.31%	1.25%
Q3 2008	35,454	15,193	1.54%	1.16%	1.66%
Q4 2008	31,955	30,072	1.58%	0.96%	1.88%
Q1 2009	59,092	59,871	1.58%	1.47%	1.82%
Q2 2009	29,331	26,047	1.63%	0.80%	1.73%
Q3 2009	52,108	47,342	1.71%	0.76%	1.70%
Q4 2009	68,593	64,072	1.81%	0.69%	2.38%
Q1 2010	42,106	38,979	1.91%	0.93%	1.99%
Q2 2010	29,767	26,637	2.00%	0.70%	1.90%
Q3 2010	24,228	30,044	1.91%	1.41%	1.59%
Q4 2010	17,567	23,744	1.82%	0.85%	1.53%
Q1 2011	15,030	19,118	1.75%	1.25%	1.53%
Q2 2011	15,459	15,497	1.72%	0.76%	1.37%
Q3 2011	9,089	13,952	1.61%	0.84%	1.24%
Q4 2011	6,642	6,606	1.59%	0.60%	1.09%
Q1 2012	3,167	9,465	1.48%	0.35%	1.05%
Q2 2012	6,638	9,690	1.39%	0.40%	1.01%
Q3 2012	7,078	5,937	1.40%	0.46%	0.86%
Q4 2012	4,913	4,281	1.30%	0.36%	0.75%
Total	$540,133	$520,083

Non-covered construction loan portfolio

The non-covered residential development loan segment was $57.5 million, or 0.9% of the total non-covered loan portfolio, as of December 31, 2012. Of this amount, $8.4 million represented non-performing loans and $17.1 million were classified as performing restructured loans. The residential development loan segment has decreased $32.5 million, or 36%, since December 31, 2011.

Non-covered commercial construction loans were $202.1 million as of December 31, 2012, as compared to $174.6 million as of September 30, 2012, and $165.1 million as of December 31, 2011. Of this amount as of December 31, 2012, $4.2 million represented non-performing loans and $12.6 million were classified as performing restructured loans.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.94 billion as of December 31, 2012. Of this total, $2.65 billion are non-owner occupied and $1.29 billion are owner occupied. Of the total term commercial real estate portfolio, $43.3 million were on non-accrual status, and $10.5 million were past due 30-89 days as of December 31, 2012. Of the total non-covered commercial real estate portfolio, 8% matures in 2013, 6% in 2014, 18% in years 2015-2016, and 19% in years 2017-2018. The remaining 49% of the portfolio matures in or after the year 2019.

Non-covered restructured loans

Non-covered restructured loans on accrual status were $70.6 million as of December 31, 2012, as compared to $70.0 million as of September 30, 2012, and $80.6 million as of December 31, 2011.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Additional information related to asset quality

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio: non-performing assets by type and by region, non-performing assets by type trends, loans past due 30 to 89 days by type and by region, loans past due 30 to 89 days by type trends, and restructured loans on accrual status by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $10.4 million, or 0.09% of total assets, as of December 31, 2012, as compared to $8.1 million, or 0.07% of total assets, as of September 30, 2012, and $19.5 million, or 0.17% of total assets, as of December 31, 2011. The total covered non-performing assets balance for all periods presented represents covered OREO.

In accordance with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans. As a result, individual loans underlying the loan pools are not reported as non-performing. Rather, the accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool. To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of the loan pool continues to accrete into income at the effective rate.

As of acquisition date, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be mostly offset by a corresponding prospective decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Net interest margin

The Company reported a net interest margin of 3.95% for the fourth quarter of 2012, as compared to 3.98% for the third quarter of 2012, and 4.13% for the fourth quarter of 2011. The decrease in net interest margin in the current quarter over the prior quarter resulted primarily from the decline in non-covered loan yields, the decline in investment yields, the decrease in average investment balances and the decrease in average covered loan balances, partially offset by a decrease in interest bearing cash, the increase in average non-covered loans outstanding, an increase in loan disposal gains from the covered loan portfolio, the decrease in the cost of interest bearing deposits and the decrease in interest bearing liabilities. The decrease in net interest margin in the current quarter over the same period of the prior year was largely driven from the same factors noted above.

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $6.3 million of interest income in the fourth quarter of 2012, as compared to $5.9 million in the third quarter of 2012 and $6.7 million in the fourth quarter of 2011. While dispositions of covered loans positively impact net interest margin, we recognize a corresponding decrease to the change in FDIC indemnification asset at the incremental loss-sharing rate within other non-interest income.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Interest and fee reversals on non-accrual loans during the fourth quarter of 2012 were $0.4 million, negatively impacting the net interest margin by 1 basis point, as compared to reversals of $0.2 million for the third quarter of 2012 and recoveries of $0.2 million in the fourth quarter of 2011.

Excluding the impact of loan disposal gains and interest and fee reversals or recoveries on non-accrual loans, our adjusted net interest margin was 3.72% for the fourth quarter of 2012, 3.76% for the third quarter of 2012 and 3.87% for the fourth quarter of 2011. Adjusted net interest margin is considered a “non-GAAP” financial measure. More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

For the twenty-second consecutive quarter, the Company has reduced the cost of interest bearing deposits. As a result of these efforts, the cost of interest bearing deposits was 0.37% for the fourth quarter of 2012, 6 basis points lower than the third quarter of 2012 and 21 basis points lower than the fourth quarter of 2011. Management closely and continually monitors market deposit rates and develops our pricing strategy to ensure we are competitive in the market and in-line with our liquidity position and funding needs.

Mortgage banking revenue

The Company generated a $31.1 million in total mortgage banking revenue during the fourth quarter of 2012, on closed loan volume of $685 million. This represents a 28% increase in revenue over the third quarter of 2012 and a 232% increase in revenue over the same period of the prior year. In the fourth quarter of 2012, the Company recognized a decrease in the fair value of the mortgage servicing right assets in the income statement of $2.8 million. The decline is primarily due to the further reductions to the historically low mortgage interest rate levels during the quarter that have led to elevated levels of refinancing activity. Despite the elevated levels of refinance activity in the current environment, 26% of the current quarter’s production related to purchase activity. Income from the origination and sale of mortgage loans was $32.0 million in the fourth quarter, representing a 22% increase over the prior quarter, and a 248% increase as compared to the same quarter of the prior year. As of December 31, 2012, the Company serviced $3.2 billion of mortgage loans for others, and the related mortgage servicing right asset is valued at $27.4 million, or 0.87% of the total serviced portfolio principal balance.

Gain on sale of investment securities

During the fourth quarter of 2012, the Company sold approximately $180 million of government-sponsored collateralized mortgage obligations, primarily to fund non-covered loan growth during the period. The securities sold included several bonds with high prepayment speeds that posed higher extension risk in a potential future higher interest rate environment. In connection with this sale, the Company recognized a gain on sale of investment securities of $2.8 million. This gain was partially offset by a $155 thousand other-than-temporary impairment on private-label collateralized mortgage obligation securities within the held to maturity portfolio.

Fair value of junior subordinated debentures

The Company recognized a $0.6 million loss from the change in fair value of junior subordinated debentures during the fourth quarter of 2012. The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of December 31, 2012, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread. The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures, which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.

As these instruments are no longer being originated or actively traded in the primary or secondary markets, the quarterly fair value adjustments are difficult to estimate. We utilize an income approach valuation technique to determine the fair value of these liabilities using our estimation of market discount rate assumptions. The

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Company monitors activity in the trust preferred and related markets, to the extent available, changes related to the current and anticipated future interest rate environment, and considers our entity-specific creditworthiness, to validate the reasonableness of the credit risk adjusted spread and effective yield utilized in our discounted cash flow model. Absent changes to the significant inputs utilized in the discounted cash flow model used to measure the fair value of these instruments at each reporting period, the cumulative discount for each junior subordinated debenture will reverse over time, ultimately returning the carrying values of these instruments to their notional values at their expected redemption dates.

Under a recently issued notice of proposed rulemaking by federal banking regulators to revise the regulatory capital rules to incorporate certain revisions by the Basel Committee on Banking Supervision to the Basel capital framework (Basel III), the trust preferred security debt issuances would be phased out of Tier 1 capital into Tier 2 capital over a 10 year period. If the proposed rulemaking becomes effective, it is possible the Company may accelerate redemption of the existing junior subordinated debentures.  This could result in adjustments to the fair value of these instruments including the acceleration of losses on junior subordinated debentures carried at fair value within non-interest income. As of December 31, 2012, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $85.1 million.

Other non-interest income

Total other income for the fourth quarter of 2012 was $7.7 million, compared to $4.3 million for the third quarter of 2012 and $3.6 million for the fourth quarter of 2011. The largest recurring component of other income is Debt Capital Markets revenue, which was $2.9 million for the fourth quarter of 2012, compared to $1.6 million in the prior quarter and $0.9 million for the same quarter of the prior year. Other income for the current quarter includes two nonrecurring income items including a $1.1 million death benefit from a bank owned life insurance policy and a $0.8 million insurance recovery related to a damaged store property.

Non-interest expense

Total non-interest expense for the fourth quarter of 2012 was $98.0 million, compared to $87.0 million for the third quarter of 2012 and $85.3 million for the fourth quarter of 2011. Of the $11 million sequential quarter increase in non-interest expense, incremental OREO losses and merger expense related to the Circle Bancorp acquisition represented $3 million. Approximately $4 million of the quarterly increase relates to higher loan and OREO workout costs, higher variable mortgage production costs and the addition of the Circle Bancorp acquisition. The remaining $4 million of the quarterly increase primarily relates to increased variable compensation, an adjustment to deferred compensation liabilities resulting from lower discount rates reflective of the low interest rate environment, increased local taxes and increased professional fees, partially offset by the $1.6 million provision for unfunded commitments reversal from the third quarter of 2012.

Income taxes

The Company recorded a provision for income taxes of $14.8 million in the fourth quarter of 2012, representing an effective tax rate of 34.6%.

Balance sheet

Total consolidated assets as of December 31, 2012 were $11.8 billion, compared to $11.5 billion on September 30, 2012 and $11.6 billion a year ago. Total gross loans and leases (covered and non-covered), and deposits, were $7.2 billion and $9.4 billion, respectively, as of December 31, 2012, as compared to $6.8 billion and $9.1 billion, respectively, as of September 30, 2012, and $6.5 billion and $9.2 billion, respectively, as of December 31, 2011.

Excluding the amounts acquired through the Circle Bancorp transaction, total non-covered loans held for investment increased $186.0 million during the fourth quarter of 2012. This increase is principally due to new loan production in the current period and draws on commercial lines of credit. Excluding non-covered charge-offs of $9.4 million, the non-covered loan portfolio increased $195.2 million in the current quarter. Covered loans declined $38.0 million during the fourth quarter of 2012. The covered loan portfolio will continue to

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

decline over time as loan payments are received, covered loans are refinanced or modified out of loss sharing, or as we work out and resolve troubled credits.

Excluding the balance acquired through the Circle Bancorp transaction, total deposits increased $28.9 million on a sequential quarter basis, and decreased $107.8 million from the same period of the prior year. The year over year decline in deposits over these periods primarily results from the run-off of higher priced time and public funds deposits, partially offset by growth from our de novo store expansion. The year over year increase in securities sold under agreements to repurchase over the prior periods results from the FDIC discontinuing banking institutions’ ability to collateralize uninsured non-public funds deposits, while various customers still require or prefer some form of collateralization based on their business requirements.

Due to the significant amount of liquidity in the banking system and generally unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market. At December 31, 2012, the Company had $315 million of interest bearing cash earning 0.25%, the target Federal Funds Rate. For interest bearing cash in excess of our internal target balance range, we have reinvested these funds and purchased short duration government-sponsored investment securities to offset the interest expense associated with our deposit balances. The Company’s available for sale investment portfolio was $2.6 billion as of December 31, 2012, representing a 9% decrease over the prior quarter and a 17% decline from same period of the prior year. The proceeds from the reduction in the investment portfolio were primarily utilized to fund non-covered loan growth in the quarter and to pay off the term borrowing assumed from the Circle Bancorp acquisition. The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint and to fund anticipated future loan production. Including secured off-balance sheet lines of credit, total available liquidity to the Company was $4.4 billion as of December 31, 2012, representing 37% of total assets and 46% of total deposits.

Capital

As of December 31, 2012, total shareholders’ equity was $1.7 billion, comprised entirely of common equity. Book value per common share was $15.41, tangible book value per common share was $9.28 and the ratio of tangible common equity to tangible assets was 9.35% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below). During the fourth quarter of 2012, the Company repurchased 170,944 shares of common stock, for a total of $2.1 million through the previously announced share repurchase plan. The Company may repurchase up to 12.1 million of additional shares under the previously announced share repurchase plan, and will remain opportunistic based on market conditions.

The Company’s estimated total risk-based capital ratio as of December 31, 2012 is 16.19%. This represents a decrease from September 30, 2012, as a result of increased risk weighted assets primarily due to non-covered loan growth and the acquisition of Circle Bancorp. Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%. The Company’s estimated Tier 1 common to risk weighted assets ratio is 12.25% as of December 31, 2012. These capital ratios as of December 31, 2012 are estimates pending completion and filing of the Company’s regulatory reports.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, the Company may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of Umpqua’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

				Sequential	Year over
	Quarter ended:			Quarter	Year
(Dollars in thousands, except per share data)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	% Change	% Change

Net earnings available to common shareholders	$27,775	$24,983	$21,279	11%	31%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	332	332	332	0%	0%
Merger related expenses, net of tax (1)	1,200	51	34	2253%	3429%
Operating earnings	$29,307	$25,366	$21,645	16%	35%

Earnings per diluted share:
Earnings available to common shareholders	$0.25	$0.22	$0.19	14%	32%
Operating earnings	$0.26	$0.23	$0.19	13%	37%

			Year over
	Year Ended:		Year
(Dollars in thousands, except per share data)	Dec 31, 2012	Dec 31, 2011	% Change

Net earnings available to common shareholders	$101,209	$74,140	37%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	1,322	1,318	0%
Merger related expenses, net of tax (1)	1,403	216	550%
Operating earnings	$103,934	$75,674	37%

Earnings per diluted share:
Earnings available to common shareholders	$0.90	$0.65	38%
Operating earnings	$0.93	$0.66	41%

(1)    Income tax effect of pro forma operating earnings adjustments at 40%.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Management believes pre-tax, pre-credit cost operating income is a useful financial measure because it enables investors to assess the Company’s ability to generate income and capital to cover credit losses through a credit cycle. Management uses this measure to evaluate core operating results exclusive of credit costs, which are often market driven or outside of the Company’s control, and to monitor how we are growing core pre-tax income of the Company over time, through organic growth and acquisitions. Pre-tax, pre-credit cost operating income is calculated starting with operating earnings (as defined above) and adding back operating provision for income taxes, earnings allocated to participating securities, provision for loan and lease losses, net gains or losses on other real estate owned and credit related external workout costs. For covered losses and expenses that are subject to loss-share, we have also deducted the associated gain recognized on the FDIC indemnification asset.

The following table provides the reconciliation of operating earnings (non-GAAP) to pre-tax, pre-credit cost operating income (non-GAAP) for the periods presented (the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP) is provided in the preceding tables):

				Sequential	Year over
	Quarter ended:			Quarter	Year
(Dollars in thousands, except per share data)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	% Change	% Change

Operating earnings	$29,307	$25,366	$21,645	16%	35%
Adjustments:
Provision for non-covered loan and lease losses	4,913	7,078	6,642	(31)%	(26)%
Provision for covered loan and lease losses	3,103	2,927	698	6%	345%
Net loss on non-covered other real estate owned	3,001	2,168	1,723	38%	74%
Net loss on covered other real estate owned	326	461	1,703	(29)%	(81)%
Non-covered loan & OREO workout costs	2,147	974	2,149	120%	0%
Covered loan & OREO workout costs	2,382	1,303	2,281	83%	4%
Covered losses & expenses impact on FDIC indemnification asset	(4,649)	(3,753)	(3,746)	24%	24%
Operating provision for income taxes	15,818	13,843	10,966	14%	44%
Dividends and undistributed earnings allocated to participating securities	183	170	103	8%	78%
Pre-tax, pre-credit cost operating income	$56,531	$50,537	$44,164	12%	28%

			Year over
	Year Ended:		Year
(Dollars in thousands, except per share data)	Dec 31, 2012	Dec 31, 2011	% Change

Operating earnings	$103,934	$75,674	37%
Adjustments:
Provision for non-covered loan and lease losses	21,796	46,220	(53)%
Provision for covered loan and lease losses	7,405	16,141	(54)%
Net loss on non-covered other real estate owned	9,245	10,690	(14)%
Net loss on covered other real estate owned	3,410	7,481	(54)%
Non-covered loan & OREO workout costs	6,223	8,909	(30)%
Covered loan & OREO workout costs	6,998	8,243	(15)%
Covered losses & expenses impact on FDIC indemnification asset	(14,242)	(25,492)	(44)%
Operating provision for income taxes	55,137	37,765	46%
Dividends and undistributed earnings allocated to participating securities	682	356	92%
Pre-tax, pre-credit cost operating income	$200,578	$185,987	8%

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Management believes adjusted net interest income and adjusted net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate adjusted net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Adjusted net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Adjusted net interest margin is calculated by dividing annualized adjusted net interest income by a period’s average interest earning assets.

The following table provides the reconciliation of net interest income (GAAP) to adjusted net interest income (non-GAAP), and net interest margin (GAAP) to adjusted net interest margin (non-GAAP) for the periods presented:

				Sequential	Year over
	Quarter ended:			Quarter	Year
(Dollars in thousands, except per share data)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	% Change	% Change

Net interest income	$101,829	$102,040	$106,655	0%	(5)%
Tax equivalent adjustment (1)	1,182	1,164	1,091	2%	8%
Net interest income (1)	103,011	103,204	107,746	0%	(4)%

Adjustments:
Interest and fee reversals on non-accrual loans	361	174	(167)	107%	(316)%
Covered loan disposal gains	(6,257)	(5,859)	(6,660)	7%	(6)%
Adjusted net interest income (1)	$97,115	$97,519	$100,919	0%	(4)%

Average interest earning assets	$10,377,473	$10,313,397	$10,348,231	1%	0%

Net interest margin – consolidated (1)	3.95%	3.98%	4.13%
Adjusted net interest margin – consolidated (1)	3.72%	3.76%	3.87%

			Year over
	Year Ended:		Year
(Dollars in thousands, except per share data)	Dec 31, 2012	Dec 31, 2011	% Change

Net interest income	$407,236	$428,452	(5)%
Tax equivalent adjustment (1)	4,650	4,296	8%
Net interest income (1)	411,886	432,748	(5)%

Adjustments:
Interest and fee reversals on non-accrual loans	1,498	1,751	(14)%
Covered loan disposal gains	(17,829)	(26,327)	(32)%
Adjusted net interest income (1)	$395,555	$408,172	(3)%

Average interest earning assets	$10,252,167	$10,332,242	(1)%

Net interest margin – consolidated (1)	4.02%	4.19%
Adjusted net interest margin – consolidated (1)	3.86%	3.95%

(1)    Tax equivalent basis. Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011
Total shareholders' equity	$1,724,039	$1,714,093	$1,672,413
Subtract:
Goodwill and other intangible assets, net	685,331	673,604	677,224
Tangible common shareholders' equity	$1,038,708	$1,040,489	$995,189

Total assets	$11,795,443	$11,528,283	$11,562,858
Subtract:
Goodwill and other intangible assets, net	685,331	673,604	677,224
Tangible assets	$11,110,112	$10,854,679	$10,885,634

Common shares outstanding at period end	111,889,959	111,915,015	112,164,891

Tangible common equity ratio	9.35%	9.59%	9.14%
Tangible book value per common share	$9.28	$9.30	$8.87

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, January 24, 2013, at 10:00 a.m. PST (1:00 p.m. EST) during which the Company will discuss fourth quarter and 2012 year-end results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 515-2235 a few minutes before 10:00 a.m. The conference ID is 2411911. A re-broadcast will be available approximately two hours after the conference call by dialing (888) 203-1112 and entering passcode 2411911 or by visiting www.umpquaholdingscorp.com. Information to be discussed in the teleconference will be available on the company’s website after the market closes on Wednesday, January 23, 2013.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about converting the Circle Bank system integration and rebranding of acquired locations in the first quarter of 2013, revenue diversification, capital deployment, growth initiatives offsetting margin compression, our success in resolving remaining credits at the estimated disposition value of related collateral, the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio, deposit pricing strategies and their effect on interest rates, liquidity requirements and funding needs, the effect of proposed Basel III capital regulations on the valuations of, and the potential accelerated redemption of, junior subordinated debentures, sale of securities prompted by a projected higher rate environment and our plans to hold a large interest bearing cash position, relative to historical levels. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, delays in converting the former Circle Bank system or rebranding those acquired locations, inability to grow assets or reprice deposits sufficiently to offset margin compression, a prolonged low interest rate environment, unanticipated weakness in loan demand or loan pricing, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our inability to effectively manage problem credits, certain loan assets becoming ineligible for loss sharing, unanticipated deterioration in the commercial real estate loan portfolio, unanticipated increases in the cost of deposits, and continued negative pressure on interest income associated with our large cash position.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	% Change	% Change
Interest income
Non-covered loans and leases	$79,908	$78,090	$80,607	2%	(1)%
Covered loans and leases	18,915	20,325	21,288	(7)%	(11)%
Interest and dividends on investments:
Taxable	11,366	13,057	17,462	(13)%	(35)%
Exempt from federal income tax	2,314	2,302	2,174	1%	6%
Dividends	46	3	3	nm	nm
Temporary investments & interest bearing deposits	192	331	383	(42)%	(50)%
Total interest income	112,741	114,108	121,917	(1)%	(8)%
Interest expense
Deposits	6,496	7,623	10,800	(15)%	(40)%
Repurchase agreements and fed funds purchased	56	73	134	(23)%	(58)%
Term debt	2,335	2,335	2,333	0%	0%
Junior subordinated debentures	2,025	2,037	1,995	(1)%	2%
Total interest expense	10,912	12,068	15,262	(10)%	(29)%
Net interest income	101,829	102,040	106,655	0%	(5)%
Provision for non-covered loan and lease losses	4,913	7,078	6,642	(31)%	(26)%
Provision for covered loan and lease losses	3,103	2,927	698	6%	345%
Non-interest income
Service charges	7,321	7,122	7,886	3%	(7)%
Brokerage fees	3,305	3,186	3,019	4%	9%
Mortgage banking revenue, net	31,147	24,346	9,384	28%	232%
Net gain (loss) on investment securities	2,669	21	(43)	nm	nm
Loss on junior subordinated debentures
carried at fair value	(554)	(554)	(554)	0%	0%
Change in FDIC indemnification asset	(4,590)	(4,759)	(5,133)	(4)%	(11)%
Other income	7,689	4,317	3,569	78%	115%
Total non-interest income	46,987	33,679	18,128	40%	159%
Non-interest expense
Salaries and employee benefits	54,331	49,543	46,039	10%	18%
Net occupancy and equipment	14,562	13,441	13,417	8%	9%
Intangible amortization	1,204	1,189	1,224	1%	(2)%
FDIC assessments	1,755	1,699	2,207	3%	(20)%
Net loss on non-covered other real estate owned	3,001	2,168	1,723	38%	74%
Net loss on covered other real estate owned	326	461	1,703	(29)%	(81)%
Merger related expenses	2,000	85	57	nm	nm
Other expense	20,867	18,388	18,969	13%	10%
Total non-interest expense	98,046	86,974	85,339	13%	15%
Income before provision for income taxes	42,754	38,740	32,104	10%	33%
Provision for income taxes	14,796	13,587	10,722	9%	38%
Net income	27,958	25,153	21,382	11%	31%
Dividends and undistributed earnings
allocated to participating securities	183	170	103	8%	78%
Net earnings available to common shareholders	$27,775	$24,983	$21,279	11%	31%

Weighted average basic shares outstanding	111,953,682	111,899,086	113,164,505	0%	(1)%
Weighted average diluted shares outstanding	112,132,395	112,150,866	113,320,750	0%	(1)%
Earnings per common share – basic	$0.25	$0.22	$0.19	14%	32%
Earnings per common share – diluted	$0.25	$0.22	$0.19	14%	32%

nm = not meaningful

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)

	Year Ended:
(Dollars in thousands, except per share data)	Dec 31, 2012	Dec 31, 2011	% Change
Interest income
Loans and leases	$313,294	$319,702	(2)%
Covered loans and leases	73,518	86,011	(15)%
Interest and dividends on investments:
Taxable	59,078	85,785	(31)%
Exempt from federal income tax	9,184	8,653	6%
Dividends	83	12	592%
Temporary investments & interest bearing cash	928	1,590	(42)%
Total interest income	456,085	501,753	(9)%
Interest expense
Deposits	31,133	55,743	(44)%
Repurchase agreements and fed funds purchased	288	539	(47)%
Term debt	9,279	9,255	0%
Junior subordinated debentures	8,149	7,764	5%
Total interest expense	48,849	73,301	(33)%
Net interest income	407,236	428,452	(5)%
Provision for non-covered loan and lease losses	21,796	46,220	(53)%
Provision for covered loan and lease losses	7,405	16,141	(54)%
Non-interest income
Service charges	28,299	33,096	(14)%
Brokerage fees	12,967	12,787	1%
Mortgage banking revenue, net	84,216	26,550	217%
Net gain on investment securities	3,868	7,376	(48)%
Loss on junior subordinated debentures
carried at fair value	(2,203)	(2,197)	0%
Change in FDIC indemnification asset	(15,234)	(6,168)	147%
Other income	24,916	12,674	97%
Total non-interest income	136,829	84,118	63%
Non-interest expense
Salaries and employee benefits	200,946	179,480	12%
Net occupancy and equipment	55,081	51,284	7%
Intangible amortization	4,816	4,948	(3)%
FDIC assessments	7,308	10,768	(32)%
Net loss on non-covered other real estate owned	9,245	10,690	(14)%
Net loss on covered other real estate owned	3,410	7,481	(54)%
Merger related expenses	2,338	360	549%
Other expense	76,508	73,960	3%
Total non-interest expense	359,652	338,971	6%
Income before provision for income taxes	155,212	111,238	40%
Provision for income taxes	53,321	36,742	45%
Net income	101,891	74,496	37%
Dividends and undistributed earnings
allocated to participating securities	682	356	92%
Net earnings available to common shareholders	$101,209	$74,140	37%

Weighted average basic shares outstanding	111,934,679	114,219,871	(2)%
Weighted average diluted shares outstanding	112,151,155	114,408,580	(2)%
Earnings per common share – basic	$0.90	$0.65	38%
Earnings per common share – diluted	$0.90	$0.65	38%

nm = not meaningful

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Umpqua Holdings Corporation
Consolidated Balance Sheets
(Unaudited)
				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	% Change	% Change
Assets:
Cash and due from banks	$223,532	$159,290	$152,265	40%	47%
Interest bearing deposits	315,053	336,780	445,954	(6)%	(29)%
Temporary investments	5,202	536	547	871%	851%
Investment securities:
Trading, at fair value	3,747	3,053	2,309	23%	62%
Available for sale, at fair value	2,625,229	2,899,361	3,168,578	(9)%	(17)%
Held to maturity, at amortized cost	4,541	5,359	4,714	(15)%	(4)%
Loans held for sale	320,132	240,613	102,098	33%	214%
Non-covered loans and leases	6,681,080	6,248,425	5,888,098	7%	13%
Allowance for non-covered loan and lease losses	(85,391)	(84,759)	(92,968)	1%	(8)%
Non-covered loans and leases, net	6,595,689	6,163,666	5,795,130	7%	14%
Covered loans and leases, net	477,078	515,045	622,451	(7)%	(23)%
Restricted equity securities	33,443	31,365	32,581	7%	3%
Premises and equipment, net	162,667	154,288	152,366	5%	7%
Goodwill and other intangibles, net	685,331	673,604	677,224	2%	1%
Mortgage servicing rights, at fair value	27,428	24,489	18,184	12%	51%
Non-covered other real estate owned	17,138	19,264	34,175	(11)%	(50)%
Covered other real estate owned	10,374	8,111	19,491	28%	(47)%
FDIC indemnification asset	52,798	60,506	91,089	(13)%	(42)%
Other assets	236,061	232,953	243,702	1%	(3)%
Total assets	$11,795,443	$11,528,283	$11,562,858	2%	2%

Liabilities:
Deposits	$9,379,275	$9,099,929	$9,236,690	3%	2%
Securities sold under agreements to repurchase	137,075	161,051	124,605	(15)%	10%
Term debt	253,605	254,123	255,676	0%	(1)%
Junior subordinated debentures, at fair value	85,081	84,538	82,905	1%	3%
Junior subordinated debentures, at amortized cost	110,985	102,302	102,544	8%	8%
Other liabilities	105,383	112,247	88,025	(6)%	20%
Total liabilities	10,071,404	9,814,190	9,890,445	3%	2%

Shareholders' equity:
Common stock	1,512,400	1,512,744	1,514,913	0%	0%
Retained earnings	187,293	169,480	123,726	11%	51%
Accumulated other comprehensive income	24,346	31,869	33,774	(24)%	(28)%
Total shareholders' equity	1,724,039	1,714,093	1,672,413	1%	3%
Total liabilities and shareholders' equity	$11,795,443	$11,528,283	$11,562,858	2%	2%

Common shares outstanding at period end	111,889,959	111,915,015	112,164,891	0%	0%
Book value per common share	$15.41	$15.32	$14.91	1%	3%
Tangible book value per common share	$9.28	$9.30	$8.87	0%	5%
Tangible equity - common	$1,038,708	$1,040,489	$995,189	0%	4%
Tangible common equity to tangible assets	9.35%	9.59%	9.14%

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Dec 31, 2012		Sep 30, 2012		Dec 31, 2011		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied term	$2,657,224	40%	$2,472,156	40%	$2,395,921	41%	7%	11%
Owner occupied term	1,280,778	19%	1,234,928	20%	1,162,376	20%	4%	10%
Commercial construction	202,118	3%	174,554	3%	165,066	3%	16%	22%
Residential development	57,534	1%	64,158	1%	90,073	2%	(10)%	(36)%
Commercial:
Term	797,666	12%	755,255	12%	625,766	11%	6%	27%
Lines of credit & other	923,589	14%	865,851	14%	832,999	14%	7%	11%
Residential real estate:
Mortgage	476,576	7%	391,370	6%	315,927	5%	22%	51%
Home equity lines & loans	260,795	4%	264,379	4%	272,192	5%	(1)%	(4)%
Consumer & other	37,323	1%	37,874	1%	38,858	1%	(1)%	(4)%
Deferred loan fees, net	(12,523)	0%	(12,100)	0%	(11,080)	0%	3%	13%
Total	$6,681,080	100%	$6,248,425	100%	$5,888,098	100%	7%	13%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio, Net
(Unaudited)
(Dollars in thousands)	Dec 31, 2012		Sep 30, 2012		Dec 31, 2011		Sequential Quarter	Year over Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate:
Non-owner occupied term	$302,746	63%	$323,116	63%	$373,915	60%	(6)%	(19)%
Owner occupied term	66,590	14%	74,914	15%	94,884	15%	(11)%	(30)%
Commercial construction	9,689	2%	11,217	2%	13,105	2%	(14)%	(26)%
Residential development	8,359	2%	9,005	2%	15,793	3%	(7)%	(47)%
Commercial:
Term	19,427	4%	21,899	4%	31,139	5%	(11)%	(38)%
Lines of credit & other	14,114	3%	16,037	3%	22,472	4%	(12)%	(37)%
Residential real estate:
Mortgage	27,595	6%	29,033	6%	35,233	6%	(5)%	(22)%
Home equity lines & loans	22,868	5%	23,659	5%	28,365	5%	(3)%	(19)%
Consumer & other	5,690	1%	6,165	1%	7,545	1%	(8)%	(25)%
Total	$477,078	100%	$515,045	100%	$622,451	100%	(7)%	(23)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Dec 31, 2012		Sep 30, 2012		Dec 31, 2011		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$2,278,914	24%	$2,113,842	23%	$1,913,121	21%	8%	19%
Demand, interest bearing	1,215,002	13%	1,140,988	13%	993,579	11%	6%	22%
Money market	3,407,047	36%	3,378,625	37%	3,661,785	40%	1%	(7)%
Savings	475,325	5%	442,406	5%	386,528	4%	7%	23%
Time	2,002,987	21%	2,024,068	22%	2,281,677	25%	(1)%	(12)%
Total	$9,379,275	100%	$9,099,929	100%	$9,236,690	100%	3%	2%

Total core deposits-ending (1)	$7,917,893	84%	$7,624,240	84%	$7,607,185	82%	4%	4%

Number of open accounts:
Demand, non-interest bearing	184,458		178,623		180,271		3%	2%
Demand, interest bearing	50,495		50,077		49,144		1%	3%
Money market	37,851		37,476		40,545		1%	(7)%
Savings	85,512		83,018		84,519		3%	1%
Time	28,402		29,153		32,153		(3)%	(12)%
Total	386,718		378,347		386,632		2%	0%

Average balance per account:
Demand, non-interest bearing	$12.4		$11.8		$10.6
Demand, interest bearing	24.1		22.8		20.2
Money market	90.0		90.2		90.3
Savings	5.6		5.3		4.6
Time	70.5		69.4		71.0
Total	$24.3		$24.1		$23.9

(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans on non-accrual status	$66,736	$73,748	$80,562	(10)%	(17)%
Non-covered loans past due 90+ days & accruing	4,232	6,585	10,821	(36)%	(61)%
Total non-performing loans	70,968	80,333	91,383	(12)%	(22)%
Non-covered other real estate owned	17,138	19,264	34,175	(11)%	(50)%
Total	$88,106	$99,597	$125,558	(12)%	(30)%

Non-covered performing restructured loans	$70,602	$70,015	$80,563	1%	(12)%

Non-covered loans past due 30-89 days	$23,791	$28,495	$35,227	(17)%	(32)%
Non-covered loans past due 30-89 days to non-covered loans and leases	0.36%	0.46%	0.60%

Non-covered, non-performing loans to
non-covered loans and leases	1.06%	1.29%	1.55%
Non-covered, non-performing assets to total assets	0.75%	0.86%	1.09%

Covered non-performing assets:
Covered loans on non-accrual status	$--	$--	$--	nm	nm
Total non-performing loans	--	--	--	nm	nm
Covered other real estate owned	10,374	8,111	19,491	28%	(47)%
Total	$10,374	$8,111	$19,491	28%	(47)%

Covered non-performing loans to
covered loans and leases	--%	--%	--%
Covered non-performing assets to total assets	0.09%	0.07%	0.17%

Total non-performing assets:
Loans on non-accrual status	$66,736	$73,748	$80,562	(10)%	(17)%
Loans past due 90+ days & accruing	4,232	6,585	10,821	(36)%	(61)%
Total non-performing loans	70,968	80,333	91,383	(12)%	(22)%
Other real estate owned	27,512	27,375	53,666	1%	(49)%
Total	$98,480	$107,708	$145,049	(9)%	(32)%

Non-performing loans to loans and leases	0.99%	1.19%	1.40%
Non-performing assets to total assets	0.83%	0.93%	1.25%

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	% Change	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$84,759	$83,618	$92,932
Provision for non-covered loan and lease losses	4,913	7,078	6,642	(31)%	(26)%

Charge-offs	(9,402)	(7,644)	(9,112)	23%	3%
Recoveries	5,121	1,707	2,506	200%	104%
Net charge-offs	(4,281)	(5,937)	(6,606)	(28)%	(35)%

Total allowance for non-covered loan and lease losses	85,391	84,759	92,968	1%	(8)%

Reserve for unfunded commitments	1,223	2,757	940	(56)%	30%
Total allowance for non-covered credit losses	$86,614	$87,516	$93,908	(1)%	(8)%

Net charge-offs to average non-covered
loans and leases (annualized)	0.26%	0.38%	0.45%
Recoveries to gross charge-offs	54.47%	22.33%	27.50%
Allowance for non-covered loan losses to
non-covered loans and leases	1.28%	1.36%	1.58%
Allowance for non-covered credit losses to
non-covered loans and leases	1.30%	1.40%	1.59%

	Year Ended:
(Dollars in thousands)	Dec 31, 2012	Dec 31, 2011	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$92,968	$101,921
Provision for non-covered loan and lease losses	21,796	46,220	(53)%

Charge-offs	(41,339)	(65,051)	(36)%
Recoveries	11,966	9,878	21%
Net charge-offs	(29,373)	(55,173)	(47)%

Total allowance for non-covered loan and lease losses	85,391	92,968	(8)%

Reserve for unfunded commitments	1,223	940	30%
Total allowance for non-covered credit losses	$86,614	$93,908	(8)%

Net charge-offs to average non-covered
loans and leases	0.48%	0.96%
Recoveries to gross charge-offs	28.95%	15.19%

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	Change	Change
Average Rates:
Yield on non-covered loans and leases	4.73%	4.87%	5.36%	(0.14)	(0.63)
Yield on covered loans and leases	15.07%	15.09%	12.96%	(0.02)	2.11
Yield on taxable investments	1.76%	1.99%	2.42%	(0.23)	(0.66)
Yield on tax-exempt investments (1)	5.26%	5.28%	5.63%	(0.02)	(0.37)
Yield on temporary investments & interest bearing cash	0.26%	0.26%	0.25%	0.00	0.01
Total yield on earning assets (1)	4.37%	4.45%	4.72%	(0.08)	(0.35)

Cost of interest bearing deposits	0.37%	0.43%	0.58%	(0.06)	(0.21)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.14%	0.19%	0.38%	(0.05)	(0.24)
Cost of term debt	3.66%	3.65%	3.62%	0.01	0.04
Cost of junior subordinated debentures	4.22%	4.35%	4.28%	(0.13)	(0.06)
Total cost of interest bearing liabilities	0.57%	0.63%	0.76%	(0.06)	(0.19)

Net interest spread (1)	3.80%	3.82%	3.96%	(0.02)	(0.16)
Net interest margin – Consolidated (1)	3.95%	3.98%	4.13%	(0.03)	(0.18)

Net interest margin – Bank (1)	4.02%	4.05%	4.20%	(0.03)	(0.18)

As reported (GAAP):
Return on average assets	0.95%	0.86%	0.73%	0.09	0.22
Return on average tangible assets	1.01%	0.91%	0.77%	0.10	0.24
Return on average common equity	6.42%	5.81%	5.03%	0.61	1.39
Return on average tangible common equity	10.61%	9.60%	8.43%	1.01	2.18
Efficiency ratio – Consolidated	65.36%	63.54%	67.79%	1.82	(2.43)
Efficiency ratio – Bank	63.66%	61.36%	65.56%	2.30	(1.90)

Operating basis (non-GAAP): (2)
Return on average assets	1.00%	0.87%	0.74%	0.13	0.26
Return on average tangible assets	1.06%	0.93%	0.79%	0.13	0.27
Return on average common equity	6.77%	5.90%	5.11%	0.87	1.66
Return on average tangible common equity	11.19%	9.75%	8.57%	1.44	2.62
Efficiency ratio – Consolidated	63.80%	63.22%	67.45%	0.58	(3.65)
Efficiency ratio – Bank	62.32%	61.30%	65.51%	1.02	(3.19)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Year Ended:
	Dec 31, 2012	Dec 31, 2011	Change

Average Rates:
Yield on non-covered loans and leases	4.95%	5.52%	(0.57)
Yield on covered loans and leases	13.27%	12.17%	1.10
Yield on taxable investments	2.16%	2.89%	(0.73)
Yield on tax-exempt investments (1)	5.34%	5.78%	(0.44)
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.00
Total yield on earning assets (1)	4.49%	4.90%	(0.41)

Cost of interest bearing deposits	0.44%	0.74%	(0.30)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.20%	0.48%	(0.28)
Cost of term debt	3.64%	3.59%	0.05
Cost of junior subordinated debentures	4.35%	4.22%	0.13
Total cost of interest bearing liabilities	0.64%	0.91%	(0.27)

Net interest spread (1)	3.85%	3.99%	(0.14)
Net interest margin – Consolidated (1)	4.02%	4.19%	(0.17)

Net interest margin – Bank (1)	4.09%	4.26%	(0.17)

As reported (GAAP):
Return on average assets	0.88%	0.64%	0.24
Return on average tangible assets	0.94%	0.68%	0.26
Return on average common equity	5.95%	4.43%	1.52
Return on average tangible common equity	9.87%	7.47%	2.40
Efficiency ratio – Consolidated	65.54%	65.58%	(0.04)
Efficiency ratio – Bank	63.41%	63.26%	0.15

Operating basis (non-GAAP): (2)
Return on average assets	0.90%	0.65%	0.25
Return on average tangible assets	0.96%	0.69%	0.27
Return on average common equity	6.11%	4.53%	1.58
Return on average tangible common equity	10.14%	7.63%	2.51
Efficiency ratio – Consolidated	64.86%	65.24%	(0.38)
Efficiency ratio – Bank	62.99%	63.19%	(0.20)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Umpqua Holdings Corporation
Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	% Change	% Change

Temporary investments & interest bearing cash	$290,282	$509,242	$610,819	(43)%	(52)%
Investment securities, taxable	2,599,992	2,630,018	2,886,030	(1)%	(10)%
Investment securities, tax-exempt	265,686	262,323	231,934	1%	15%
Loans held for sale	250,410	215,408	112,191	16%	123%
Non-covered loans and leases	6,471,836	6,160,590	5,855,751	5%	11%
Covered loans and leases	499,267	535,816	651,506	(7)%	(23)%
Total interest earning assets	10,377,473	10,313,397	10,348,231	1%	0%
Goodwill & other intangible assets, net	679,461	674,122	677,735	1%	0%
Total assets	11,635,472	11,558,901	11,606,524	1%	0%

Non-interest bearing demand deposits	2,230,250	2,075,097	1,920,594	7%	16%
Interest bearing deposits	6,977,036	7,086,622	7,349,759	(2)%	(5)%
Total deposits	9,207,286	9,161,719	9,270,353	0%	(1)%
Interest bearing liabilities	7,581,483	7,676,539	7,932,082	(1)%	(4)%

Shareholders’ equity - common	1,721,349	1,709,270	1,679,369	1%	2%
Tangible common equity (1)	1,041,888	1,035,148	1,001,634	1%	4%

	Year Ended:
(Dollars in thousands)	Dec 31, 2012	Dec 31, 2011	% Change
Temporary investments & interest bearing cash	$364,082	$638,524	(43)%
Investment securities, taxable	2,743,672	2,968,501	(8)%
Investment securities, tax-exempt	258,816	224,085	15%
Loans held for sale	178,403	70,335	154%
Non-covered loans and leases	6,153,116	5,723,771	8%
Covered loans and leases	554,078	707,026	(22)%
Total interest earning assets	10,252,167	10,332,242	(1)%
Goodwill & other intangible assets, net	676,354	679,588	0%
Total assets	11,499,499	11,600,435	(1)%

Non-interest bearing demand deposits	2,034,035	1,782,354	14%
Interest bearing deposits	7,090,584	7,519,624	(6)%
Total deposits	9,124,619	9,301,978	(2)%
Interest bearing liabilities	7,674,688	8,074,364	(5)%

Shareholders’ equity - common	1,701,403	1,671,893	2%
Tangible common equity (1)	1,025,049	992,305	3%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$3,162,080	$2,814,102	$2,009,849	12%	57%
MSR asset, at fair value	27,428	24,489	18,184	12%	51%
MSR as % of serviced portfolio	0.87%	0.87%	0.90%

Mortgage Banking Revenue:
Origination and sale	$31,993	$26,319	$9,181	22%	248%
Servicing	2,002	1,692	1,250	18%	60%
Change in fair value of MSR asset	(2,848)	(3,665)	(1,047)	(22)%	172%
Total	$31,147	$24,346	$9,384	28%	232%

Closed loan volume	$684,718	$621,276	$363,189	10%	89%

	Year Ended:
(Dollars in thousands)	Dec 31, 2012	Dec 31, 2011	% Change

Mortgage Banking Revenue:
Origination and sale	$86,119	$24,824	247%
Servicing	6,563	4,714	39%
Change in fair value of MSR asset	(8,466)	(2,988)	183%
Total	$84,216	$26,550	217%

Closed loan volume	$2,197,343	$994,517	121%

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

Additional Tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•	Table 1 – Non-covered, non-performing assets by type and by region
•	Table 2 – Non-covered, non-performing assets by type trends
•	Table 3 – Non-covered loans past due 30-89 days by type and by region
•	Table 4 – Non-covered loans past due 30-89 days by type trends
•	Table 5 – Non-covered restructured loans on accrual status by type and by region
•	Table 6 – Estimated fair values of assets and liabilities acquired from Circle Bancorp

The following is a distribution of non-covered, non-performing assets by type and by region as of December 31, 2012:

Table 1 - Non-covered, non-performing assets by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Non-accrual loans:
Commercial real estate:
Non-owner occupied term	$139	$21,484	$3,543	$2,259	$3,233	$4,183	$34,841
Owner occupied term	--	1,199	--	255	6,995	--	8,449
Commercial construction	662	--	--	--	3,515	--	4,177
Residential development	--	5,132	--	--	--	--	5,132
Commercial	114	3,782	411	2,987	3,843	2,930	14,067
Other	--	--	--	--	--	70	70
Total	$915	$31,597	$3,954	$5,501	$17,586	$7,183	$66,736

Loans 90 days past due & accruing:
Commercial real estate:
Non-owner occupied term	$--	$--	$--	$--	$--	$--	$--
Owner occupied term	--	--	--	--	--	--	--
Commercial construction	--	--	--	--	--	--	--
Residential development	--	--	--	--	--	--	--
Commercial	--	81	--	--	--	--	81
Other	2	3,663	70	223	25	168	4,151
Total	$2	$3,744	$70	$223	$25	$168	$4,232

Total non-performing loans	$917	$35,341	$4,024	$5,724	$17,611	$7,351	$70,968

Other real estate owned:
Commercial real estate:
Non-owner occupied term	$--	$4,092	$--	$366	$--	$--	$4,458
Owner occupied term	--	1,730	--	381	--	--	2,111
Commercial construction	--	--	--	--	984	1,440	2,424
Residential development	1,693	312	655	--	886	--	3,546
Commercial	907	1,719	--	--	--	--	2,626
Other	--	1,620	--	--	191	162	1,973
Total	$2,600	$9,473	$655	$747	$2,061	$1,602	$17,138

Total non-performing assets	$3,517	$44,814	$4,679	$6,471	$19,672	$8,953	$88,106
% of total	4.0%	50.9%	5.3%	7.3%	22.3%	10.2%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of December 31, 2012, the non-covered, non-performing assets of $88.1 million have been written down by 29%, or $36.7 million, from their current par balance of $124.8 million.

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

The following is a distribution of non-covered, non-performing assets by type as of December 31, 2012, September 30, 2012 and December 31, 2011:

Table 2 –Non-covered, non-performing assets by type trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	% Change	% Change
Non-accrual loans:
Commercial real estate:
Non-owner occupied term	$34,841	$36,277	$36,939	(4)%	(6)%
Owner occupied term	8,449	8,070	7,547	5%	12%
Commercial construction	4,177	5,129	3,348	(19)%	25%
Residential development	5,132	9,567	15,836	(46)%	(68)%
Commercial	14,067	14,039	16,892	0%	(17)%
Other	70	666	--	(89)%	nm
Total	$66,736	$73,748	$80,562	(10)%	(17)%

Loans 90 days past due & accruing:
Commercial real estate:
Non-owner occupied term	$--	$313	$--	(100)%	nm
Owner occupied term	--	354	--	(100)%	nm
Commercial construction	--	--	575	nm	(100)%
Residential development	--	--	--	nm	nm
Commercial	81	--	2,576	nm	(97)%
Other	4,151	5,918	7,670	(30)%	(46)%
Total	$4,232	$6,585	$10,821	(36)%	(61)%

Total non-performing loans	$70,968	$80,333	$91,383	(12)%	(22)%

Other real estate owned:
Commercial real estate:
Non-owner occupied term	$4,458	$6,386	$10,577	(30)%	(58)%
Owner occupied term	2,111	5,436	5,340	(61)%	(60)%
Commercial construction	2,424	2,421	5,949	0%	(59)%
Residential development	3,546	3,135	8,755	13%	(59)%
Commercial	2,626	1,312	877	100%	199%
Other	1,973	574	2,677	244%	(26)%
Total	$17,138	$19,264	$34,175	(11)%	(50)%

Total non-performing assets	$88,106	$99,597	$125,558	(12)%	(30)%

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

The following is a distribution of non-covered loans past due 30 to 89 days by loan type by region as of December 31, 2012:

Table 3 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Loans 30-89 days past due:
Commercial real estate:
Non-owner occupied term	$317	$899	$138	$--	$3,462	$1,413	$6,229
Owner occupied term	--	511	645	1,799	--	1,347	4,302
Commercial construction	--	283	--	--	--	--	283
Residential development	--	--	--	--	479	--	479
Commercial	24	1,859	238	1,318	1,405	2,061	6,905
Other	--	4,087	241	327	224	714	5,593
Total	$341	$7,639	$1,262	$3,444	$5,570	$5,535	$23,791

The following is a distribution of non-covered loans past due 30 to 89 days by loan type as of December 31, 2012, September 30, 2012 and December 31, 2011:

Table 4 –Non-covered loans past due 30-89 days by type trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	% Change	% Change
Loans 30-89 days past due:
Commercial real estate:
Non-owner occupied term	$6,229	$6,770	$15,643	(8)%	(60)%
Owner occupied term	4,302	13,273	2,860	(68)%	50%
Commercial construction	283	--	662	nm	(57)%
Residential development	479	--	4,171	nm	(89)%
Commercial	6,905	5,539	9,367	25%	(26)%
Other	5,593	2,913	2,524	92%	122%
Total	$23,791	$28,495	$35,227	(17)%	(32)%

The following is a distribution of non-covered restructured loans on accrual status by loan type by region as of December 31, 2012:

Table 5 – Non-covered restructured loans on accrual status by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Restructured loans, accrual basis:
Commercial real estate:
Non-owner occupied term	$13,482	$10,055	$3,870	$--	$6,922	$--	$34,329
Owner occupied term	--	670	--	654	3,960	--	5,284
Commercial construction	--	8,739	--	--	3,813	--	12,552
Residential development	--	8,455	--	--	8,686	--	17,141
Commercial	--	--	--	350	820	--	1,170
Other	--	--	--	--	--	126	126
Total	$13,482	$27,919	$3,870	$1,004	$24,201	$126	$70,602

nm = not meaningful

Umpqua Holdings Corporation Announces fourth quarter & full year 2012 Results

January 23, 2013

The following table summarizes the purchase price allocation, including the estimated fair values of the assets acquired and liabilities acquired through the acquisition of Circle Bancorp, at the date of acquisition. The fair values are estimates and are subject to refinement.

Table 6 – Estimated fair values of assets and liabilities acquired from Circle Bancorp
(Dollars in thousands)

Circle Bancorp
November 14, 2012
Assets Acquired:
Cash and equivalents	$39,328
Investment securities	793
Non-covered loans	246,665
Premises and equipment	7,713
Restricted equity securities	2,491
Goodwill	12,545
Other intangible assets	830
Non-covered other real estate owned	1,602
Other assets	5,807
Total assets acquired	$317,774

Liabilities Assumed:
Deposits	$250,408
Term debt	55,404
Junior subordinated debentures	8,764
Other liabilities	3,198
Total liabilities assumed	$317,774

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